Exhibit 11(a)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund, Fidelity Advisor Mid Cap Fund and Fidelity Advisor Large Cap Fund, of our reports dated January 10, 1997 on the financial statements and financial highlights included in the November 30, 1996 Annual Reports to Shareholders of Fidelity Advisor Equity Growth Fund, Fidelity Advisor Mid Cap Fund and Fidelity Advisor Large Cap Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
              /s/ COOPERS & LYBRAND L.L.P.
        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 27, 1997